Exhibit 10.1

EXECUTION VERSION

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	THE BANK OF TOKYO- MITSUBISHI UFJ, LTD. 1251 Avenue of the Americas New York, NY 10020	U.S. BANK NATIONAL ASSOCIATION Hearst Tower 214 N. Tryon Street Charlotte, NC 28202	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION One Wells Fargo Center 301 South College Street Charlotte, NC 28288- 0737

CONFIDENTIAL

January 26, 2016

Bridge Term Loan Facility

Commitment Letter

Total System Services, Inc.

One TSYS Way

Columbus, Georgia, 31901

Attention:    Paul M. Todd, Senior Executive Vice President and Chief Financial Officer

$2,000 Million Bridge Term Loan Facility

Ladies and Gentlemen:

You have advised J.P. Morgan Securities LLC (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPF&S”), Bank of America N.A. (“Bank of America”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), U.S. Bank National Association (“U.S. Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Wells Fargo Bank, National Association (“Wells Fargo Bank” and together with JPMorgan, JPMorgan Chase Bank, MLPF&S, Bank of America, BTMU, U.S. Bank and Wells Fargo Securities, the “Commitment Parties”, “us” or “we”) that Total System Services, Inc., a Georgia corporation (“you” or the “Borrower”) intends to acquire (the “Acquisition”), through a stock purchase, TransFirst Holdings Corp. (the “Target”) from Vista Equity Partners Fund V, L.P, Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., Vista Equity Partners Fund V Executive, L.P., VEPF V FAF, L.P. and Vista Equity Associates, LLC (collectively, the “Sellers”) pursuant to a Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”) dated as of January 26, 2016 among the Target, the Sellers, and the Borrower. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits attached hereto. This letter, Exhibit A (the “Summary of Terms”) and Exhibit B attached hereto, are collectively referred to as the “Commitment Letter”. The Acquisition, the entering into and funding of the Bridge Term Loan Facility (as defined below) and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection therewith (a) JPMorgan Chase Bank is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for a $2,000 million senior bridge term loan facility to the Borrower (the “Bridge Term Loan Facility”), (b) Bank of America is pleased to offer to be the sole syndication agent (in such capacity, the “Syndication Agent”), (c) each of BTMU, U.S. Bank and Wells Fargo Bank is pleased to offer to be a co-documentation agent (each in such capacity, a “Co-Documentation Agent”) for the Bridge Term Loan Facility and (d) each of JPMorgan Chase Bank, Bank of America, BTMU, U.S. Bank and Wells Fargo Bank (collectively the “Lead Banks”) hereby commit (on a several and not joint basis) to provide $700 million, $700 million, $200 million, $200 million and $200 million, respectively, of the Bridge Term Loan Facility, upon and subject only to the terms and conditions set forth in this Commitment Letter (it being understood that any event occurring after the date hereof and prior to the Closing Date that would result in a mandatory prepayment with respect to the Bridge Term Loan Facility after the funding thereof as set forth in Exhibit A shall reduce commitments with respect to the Bridge Term Loan Facility under this Commitment Letter or result in a prepayment of Bridge Term Loans, as applicable, as set forth on Exhibit A). In addition, each of JPMorgan, MLPF&S, BTMU, U.S. Bank and Wells Fargo Securities is pleased to advise you of its willingness in connection with the foregoing commitments, to act as a joint lead arranger and a joint bookrunner for the Bridge Term Loan Facility (in such capacity, the “Lead Arrangers”).

It is agreed that (a) JPMorgan Chase Bank will act as sole Administrative Agent for the Bridge Term Loan Facility, (b) Bank of America will act as sole Syndication Agent for the Bridge Term Loan Facility, (c) BTMU, U.S. Bank and Wells Fargo Bank will each act as a Co-Documentation Agent for the Bridge Term Loan Facility and (d) JPMorgan, MLPF&S, BTMU, U.S. Bank and Wells Fargo Securities will act as the joint lead arrangers and joint bookrunners for the Bridge Term Loan Facility. It is further agreed that JPMorgan will have “lead left” placement in any and all marketing materials and documentation used in connection with the Bridge Term Loan Facility and have authority typically associated with “lead left” placement and that MLPF&S will be immediately to the “right” of JPMorgan in any and all marketing materials and documentation used in connection with the Bridge Term Loan Facility. No other agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded without the prior consent of the Commitment Parties.

The commitments and/or agreements of each Commitment Party hereunder are solely subject to the satisfaction (or waiver) of each of the conditions precedent expressly set forth in Exhibit B and the following conditions precedent: (a) the execution and delivery of definitive documentation for the Bridge Term Loan Facility (the “Term Facility Documentation”) consistent with this Commitment Letter and (b) between the date of the Purchase Agreement and the Closing Date, there shall not have occurred a Company Material Adverse Effect, and upon satisfaction (or applicable waiver) of such conditions, the funding of the Bridge Term Loan Facility shall occur (the conditions described in this sentence including clause (a) and (b) hereof, the “Funding Conditions”). As used herein, “Company Material Adverse Effect” shall have the meaning set forth in the Purchase Agreement.

Notwithstanding anything in this Commitment Letter, the Fee Letters (as hereinafter defined) or the Term Facility Documentation to the contrary, (a) the only representations relating to you and your subsidiaries, the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Term Loan Facility on the Closing Date shall be (i) such of the representations made by the Target (or its affiliates) in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or your affiliates’) obligations to close under the Purchase Agreement or you have the right to terminate your (or your affiliates’) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Term Facility Documentation shall be in a form such that they do not impair availability of the Bridge Term Loan

Facility on the Closing Date if the conditions set forth in the immediately preceding paragraph and in Exhibit B to this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in Exhibit A relating to corporate existence and qualification, corporate or organizational power and authority to enter into the Term Facility Documentation, due authorization, execution and delivery, in each case, as they relate to the entering into and performance of the Term Facility Documentation, the enforceability of the Term Facility Documentation, no conflicts (x) with applicable laws that would result in a Material Adverse Effect (to be defined substantially consistent with the definition thereof in the Existing Credit Agreement), or (y) with organizational documents (in the case of each of (x) and (y), solely as they relate to conflicts arising as a result of entering into and the incurrence of the loans made under the Term Facility Documentation and, if any and only as required, the provision of the guarantees in respect thereof), use of proceeds, solvency of Borrower and its subsidiaries (on a consolidated basis) as of the Closing Date, as evidenced by a certificate substantially in the form of Exhibit C to the Commitment Letter, Patriot Act, Federal Reserve margin regulations, the Investment Company Act, OFAC, FCPA and anti-money laundering (with respect to OFAC, FCPA and anti-money laundering, as to compliance in all material respects by the Borrower and its subsidiaries, other than the Target and its subsidiaries). Notwithstanding anything in this Commitment Letter, the Fee Letters or the Term Facility Documentation to the contrary, the only conditions to each Commitment Party’s commitment hereunder and availability of the Bridge Term Loan Facility on the Closing Date are expressly set forth in the immediately preceding paragraph and in Exhibit B. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision” and shall constitute a condition precedent as referenced in Exhibit B. It being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Term Facility Documentation (including obtaining any amendments or approvals under the Existing Credit Agreement and the Credit Agreement dated September 10, 2012, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other agents party thereto (as amended, supplemented or otherwise modified up to the date hereof, the “Existing 2012 Facility”)), it being understood the Funding Conditions are conditions to the commitments hereunder.

JPMorgan and MLPF&S intend to syndicate the Bridge Term Loan Facility to a group of lenders identified by them in consultation with you and reasonably acceptable to you (together with JPMorgan Chase Bank, Bank of America, BTMU, U.S. Bank and Wells Fargo Bank, the “Lenders”). JPMorgan and MLPF&S intend to commence syndication of the Bridge Term Loan Facility promptly upon your acceptance of this Commitment Letter and the Fee Letters. You agree to actively assist JPMorgan and MLPF&S in achieving a syndication of the Bridge Term Loan Facility that is satisfactory to them and you until the earlier of (i) occurrence of a Successful Syndication and (b) the day that is 45 days following the Closing Date. Such assistance shall include your (a) providing, and using commercially reasonable efforts to cause your advisors to provide, the Commitment Parties and the other Lenders upon request with all information (including information and evaluations prepared by you or your advisors) reasonably deemed necessary by JPMorgan and MLPF&S to complete syndication, including, but not limited to, the Projections (as defined below) (the “Information”), (b) assisting in the preparation of a confidential information memoranda (“Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Term Loan Facility (the “Information Materials”), (c) using commercially reasonable efforts to ensure that the syndication efforts of JPMorgan and MLPF&S benefit materially from your existing banking relationships, (d) otherwise using commercially reasonable efforts to assist JPMorgan and MLPF&S in their syndication efforts, including by making your officers and advisors available to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders at times and locations to be mutually agreed and (e) your using your commercially reasonable efforts to obtain corporate credit and/or corporate family ratings for the Borrower (on a pro forma basis after giving effect to the Transaction) from each of Moody’s Investors Service, Inc.

(“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable. At the option of JPMorgan and MLPF&S, you agree to use commercially reasonable efforts (x) to enter into the Term Facility Documentation with the Lenders as soon as practicable after the date hereof or (y) at your election (in lieu of entering into the Term Facility Documentation), to enter into one or more joinder agreements to this Commitment Letter as soon as practicable after the date hereof executed by the applicable Lenders, the Commitment Parties and you (“Joinder Agreements”) (which Joinder Agreements shall provide that the commitments of the Lenders thereunder shall be subject to the same terms and conditions as are applicable to the commitments of the Lead Banks under this Commitment Letter, with the fees payable to such Lenders to be as set forth in such Joinder Agreements, in each case pursuant to which such Lenders shall assume a proportion of the commitments with respect to the Bridge Term Loan Facility as set forth in such Term Facility Documentation or Joinder Agreements, as applicable, with a corresponding reduction in the commitments of the Lead Banks by the amount so assumed, provided that, except as otherwise provided above, no Lead Bank shall be released or novated from their commitments under this Commitment Letter in connection with any other assignments (other than an assignment pursuant to the Term Facility Documentation) contemplated under this Commitment Letter in connection with the syndication of the Bridge Term Loan Facility and shall remain obligated with respect to such commitments through the Closing Date notwithstanding any such assignment. To facilitate a Successful Syndication, you agree that, until the earliest of completion of a Successful Syndication, termination of the syndication (as determined by JPMorgan and MLPF&S), and 45 days following the funding of the Bridge Term Loan Facility, the Borrower will not, and will not permit its subsidiaries to, offer, syndicate or issue, or attempt to offer, syndicate or issue, any debt securities or syndicated bank financing that, in the reasonable judgment of JPMorgan and MLPF&S, would reasonably be expected to adversely impact in any material respect the syndication of the Bridge Term Loan Facility (other than any indebtedness the net proceeds of which are to be used to prepay or reduce the commitments under the Bridge Term Loan Facility).

Notwithstanding the foregoing or anything to the contrary set forth in this Commitment Letter, the Fee Letters or the Term Facility Documentation, (a) the Borrower shall not be required to disclose communications relating to any litigation or investigation, or the conduct thereof, solely to the extent that such disclosure would reasonably be expected to result in the waiver of the attorney-client privilege or work product protection applicable thereto (but for the avoidance of doubt any such limitation on disclosure shall not limit any representations made by the Borrower with respect to the accuracy or completeness of information hereunder or under the Term Facility Documentation), and (b) without limiting your obligation to assist in the syndication of the Bridge Term Loan Facility as provided herein, neither of (x) obtaining the ratings referred to above, or (y) the achievement of a Successful Syndication nor any other agreement in this Commitment Letter with respect to the syndication process shall constitute a condition precedent to the commitments of the Commitment Parties hereunder or the funding of the Bridge Term Loan Facility on the Closing Date.

It is understood and agreed that JPMorgan and MLPF&S will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bridge Term Loan Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Fee Letters (in the case of the Lead Banks and their affiliates, if applicable) and in Exhibit B.

You represent and warrant that (a) all written Information which has been or is hereafter made available to any of the Commitment Parties or the Lenders by you or any of your Representatives (or on your or their behalf, but only to your knowledge with respect to any written Information that is provided by the Sellers, the Target, their subsidiaries or their Representatives) in connection with any aspect of the Bridge

Term Loan Facility other than (i) information of a general economic or general industry nature, or information and data prepared by a third party that is not one of your Representatives or a third party acting on your or such Representatives’ behalf, and (ii) all projections, financial estimates, forecasts and other forward-looking information (“Projections”), as and when furnished and taken as a whole (after giving effect to (x) with respect to information delivered on or prior to the date hereof, supplements delivered on or prior to the date hereof and (y) with respect to information delivered after the date hereof, supplements delivered thereafter), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree to furnish us with further and supplemental information from time to time until the later of (x) a Successful Syndication, but in no event exceeding 45 days after the Closing Date and (y) the date of the initial borrowing under the Bridge Term Loan Facility (the “Closing Date”) so that the representation and warranty in the immediately preceding sentence would be correct in all material respects if the Information were being furnished, and such representation, and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Bridge Term Loan Facility, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Bridge Term Loan Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that does not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target or their affiliates, or the respective securities of any of the foregoing. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse each of the Commitment Parties from time to time on demand for all reasonable and invoiced out-of-pocket fees and expenses, including, but not limited to, (a) the reasonable and invoiced fees, disbursements and other charges of counsel to the Commitment Parties and the Administrative Agent (it being understood and agreed that the Commitment Parties shall use a single transaction counsel in connection with the principal negotiation and documentation of this Commitment Letter and the Bridge Term Loan Facility (understanding that certain Commitment Parties may have separate outside counsel provide limited review of all documentation at the expense of such Commitment Parties), the fees for which the Lead Arranger’s counsel currently estimate to be in a range separately communicated to you and the Lead Arrangers agree to cause their counsel to notify you promptly if we believe such estimate will be exceeded) and (b) out-of-pocket due diligence expenses by each of the Commitment Parties in connection with the Bridge Term Loan Facility, the syndication thereof prior to the Closing Date, the preparation of the Term Facility Documentation and the other transactions contemplated hereby. The provisions of this paragraph shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder.

You agree to indemnify and hold harmless each of the Commitment Parties, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel but in each case limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties taken as a whole and, if reasonably necessary, one local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Parties) that are actually incurred by or asserted or awarded against any such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter (including the Acquisition) or (b) the Bridge Term Loan Facility or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction (x) to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) the material breach by such Indemnified Party of its obligations under this Commitment Letter or (y) to have arisen out of, or in connection with, any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than a claim related to such Indemnified Person acting as a Lead Arranger, administrative agent, syndication agent or in another agency or representative capacity). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Closing Date occurs. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates, or to your or their respective equity holders or creditors arising out of, related to or in connection with the Acquisition, this Commitment Letter or any aspect of the Bridge Term Loan Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) the material breach by such Indemnified Party of its obligations under this Commitment Letter. Additionally, you shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Commitment Parties or their subsidiaries or affiliates, or to their respective equity holders or creditors for any special, indirect, consequential or punitive, damages arising out of, related to or in connection with the Acquisition, this Commitment Letter or any aspect of the Bridge Term Loan Facility; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. The foregoing provisions in this paragraph shall be superseded in each case by the applicable corresponding provisions contained in the Term Facility Documentation upon the execution thereof and thereafter shall have no further force and effect.

This Commitment Letter, the fee letter dated the date hereof and delivered herewith among you and us (the “Arranger Fee Letter”) and the fee letter dated the date hereof and delivered herewith between you,

JPMorgan Chase Bank and JPMorgan (the “Agency Fee Letter” and collectively with the Arranger Fee Letter, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof as otherwise permitted herein, may not be disclosed in whole or in part to any person or entity without our prior written consent (or in the case of the Agency Fee Letter, JPMorgan’s consent). The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, the Target and your and their subsidiaries, which information includes your and their names and addresses and other information that will allow each of the Commitment Parties to identify you and them in accordance with the Act.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Commitment Party is permitted to access, use and, subject to the confidentiality provisions of this Commitment Letter or other applicable confidentiality agreements, share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates (but no such information regarding any of your customers) that is or may come into the possession of such Commitment Party or any of such affiliates.

In connection with all aspects of the Bridge Term Loan Facility, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Bridge Term Loan Facility are arm’s-length commercial transactions between you, on the one hand, and each of the Commitment Parties, on the other hand that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of any of the Commitment Parties, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any other person or entity and (ii) none of the Commitment Parties has any obligation to you or any other person or entity with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each of the Commitment Parties and each of their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of the Commitment Parties has any obligation to disclose any of such interests to you or your affiliates. You agree that you will not claim that any Commitment Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with the Bridge Term Loan Facility.

The indemnification, fee, expense, jurisdiction, governing law, venue, waiver of jury trial, syndication, agreement not to assert fiduciary duty claims, agreements relating to activities of affiliates of the Commitment Parties, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Borrower and each of the Commitment Parties.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to you, the Sellers, the Target, its subsidiaries and the officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors of the forgoing persons on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Sellers, the Target, its subsidiaries or their officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents or advisors shall be redacted as to fees and economic “market flex” provisions (including timing thereof) contained therein in a customary manner), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (including, for the avoidance of doubt, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided that the terms and contents of any of the Fee Letters shall not be included in any such disclosure in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, but to the extent required by applicable law, you may disclose the aggregate fee amounts in the Fee Letters as part of a generic disclosure of total fees and expenses in connection with the aggregate sources related to the Transactions) (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof) and (c) the Summary of Terms may be disclosed to potential Lenders and to any rating agency in connection with the Bridge Term Loan Facility.

Each Commitment Party agrees that it will maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information (as defined below) may be disclosed (a) to its respective affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors, legal counsel, independent auditors and professionals and other representatives (collectively, “Representatives”) (it being understood and agreed that (i) Representatives will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and (ii) a party making such information available to its affiliates and its and their respective officers, directors and employees agrees to be responsible for any breach of this paragraph that results from the actions or omissions of such affiliates, officers, directors and employees), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any legal process, subpoena, judicial or administrative proceeding or similar compulsory process, provided such Commitment Party agrees that it will notify you as soon as practical in the event of any such disclosure (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Commitment Letter, the Fee Letters, or under any documentation evidencing or relating to the Bridge Term Loan Facility or any action or proceeding relating to this Commitment Letter, the Fee Letters, or any documentation evidencing or relating to the Bridge Term Loan Facility or the enforcement of rights hereunder or thereunder, (f) to potential or prospective Lenders, participants or assignees; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or assignees or prospective assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or assignee or prospective assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and JPMorgan and MLPF&S, including, without limitation, as agreed in any confidential information memorandum or other marketing materials or in connection with the distribution of information through Intralinks) in accordance with the standard syndication processes of JPMorgan and MLPF&S or customary market standards for dissemination of such type of information, (g) with your consent, (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of disclosure by such Commitment Party, its affiliates or Representatives or (y) becomes available to such Commitment Party or any of its respective affiliates on a nonconfidential basis from a source other than the Borrower, its affiliates or

Representatives or any person that the Commitment Party or its Representatives know is breaching a confidentiality obligation to the Borrower or its subsidiaries by making such Confidential Information available without the consent or authorization of the Borrower, or (i) in the case of the information set forth on Exhibit A, to S&P and Moody’s on a confidential basis. For purposes of this paragraph, “Confidential Information” means all information received from you, the Target or your or their subsidiaries relating to you, the Target or any of your or their subsidiaries or affiliates or any of their respective businesses, other than any such information that is available to such Commitment Party or its affiliates on a nonconfidential basis prior to disclosure by you or any of your subsidiaries. Any Person required to maintain the confidentiality of Confidential Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. The obligations of each of the Commitment Parties under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Term Facility Documentation, and in any case, on the date that is one year from the date hereof.

This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and the determination of whether there shall have occurred a Company Material Adverse Effect, (b) the determination of whether the Acquisition has been consummated as contemplated by the Purchase Agreement, and (c) the determination of whether the representations and warranties made by the Target in the Purchase Agreement are accurate, and whether any inaccuracy thereof entitles the Borrower to terminate its obligations under the Purchase Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction. Each Commitment Party and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. Each Commitment Party and you agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. Each Commitment Party and you hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each Commitment Party and you hereby irrevocably waive any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Acquisition, this Commitment Letter, the Fee Letters, the Bridge Term Loan Facility or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.

This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties and you with respect to the Bridge Term Loan Facility and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

Each of the parties hereto agrees that this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Term Loan Facility and the commitment provided hereunder is subject to the Funding Conditions.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. (New York City time) on January 26, 2016 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by facsimile or electronic transmission), whereupon this Commitment Letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. In the event that the initial borrowing under the Bridge Term Loan Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) July 24, 2016, (ii) the closing of the Acquisition without the use of the Bridge Term Loan Facility and (iii) the termination (in accordance with the terms thereof) or public abandonment of the Purchase Agreement, after execution of the Purchase Agreement and prior to closing of the Acquisition.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Natalia Klykova
Name:	Natalia Klykova
Title:	Managing Director

[Signature Page to Commitment Letter]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jonathan Mullen
Name:	Jonathan Mullen
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Ryan Maples
Name:	Ryan Maples
Title:	Sr. Vice President

[Signature Page to Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	Director

[Signature Page to Commitment Letter]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Allison Burgun
Name:	Allison Burgun
Title:	Vice President

[Signature Page to Commitment Letter]

WELLS FARGO SECURITIES, LLC

By:	/s/ Timothy Houlahan
Name:	Timothy Houlahan
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jocelyn Boll
Name:	Jocelyn Boll
Title:	Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Paul M. Todd
Name:	Paul M. Todd
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

EXECUTION VERSION

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

TOTAL SYSTEM SERVICES, INC.

$2,000 MILLION BRIDGE TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

BORROWER:	Total System Services, Inc., a Georgia corporation (the “Borrower”).

ADMINISTRATIVE AGENT:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) will act as sole administrative agent (the “Administrative Agent”).

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	J.P. Morgan Securities LLC (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), U.S. Bank National Association (“U.S. Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) (in such capacities, collectively, the “Lead Arrangers”).

SYNDICATION AGENT:	Bank of America, N.A.

CO-DOCUMENTATION AGENTS:	BTMU, U.S. Bank and Wells Fargo Bank, National Association

LENDERS:	A syndicate of financial institutions (including JPMorgan Chase Bank, Bank of America, N.A., BTMU, U.S. Bank and Wells Fargo Bank, National Association) arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

BRIDGE TERM LOAN FACILITY:	A $2,000 million 364-day bridge term loan facility (the “Bridge Term Loan Facility” the bridge term loans thereunder, the “Bridge Term Loans”), made in U.S. Dollars in a single advance on the Closing Date. The Bridge Term Loan Facility shall consist of two tranches, a $1,500 million tranche (the “Capital Markets Tranche”) and a $500 million tranche (the “Loan Tranche”).

PURPOSE:	The proceeds of the Bridge Term Loan Facility will be used, in part, to finance the Acquisition, to repay certain indebtedness of the Target and its subsidiaries, and to pay fees and expenses related thereto.

CLOSING DATE:	The date of initial funding under the Term Facility Documentation (the “Closing Date”) to occur on or before the Expiration Date.

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Bridge Term Loan Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days from the Closing Date (the “Maturity Date”).

OPTIONAL PREPAYMENTS:	The Borrower may prepay the Bridge Term Loan Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ customary breakage and redeployment costs (but not lost profits) in the case of prepayment of LIBOR borrowings.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:

On or prior to the Closing Date (assuming for purposes hereof the Transactions have been consummated), the aggregate commitments in respect of the Bridge Term Loan Facility shall be permanently reduced by an amount equal to, and after the Closing Date the Borrower shall make prepayments of Bridge Term Loans from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower and its subsidiaries (subject to exceptions and reinvestment rights to be agreed);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its subsidiaries (other than (i) borrowings under revolving facilities of the Borrower and its subsidiaries (provided that for the avoidance of doubt the establishment of aggregate commitments under revolving facilities in excess of $350 million shall result in a commitment reduction or prepayment hereunder as set forth below) and (ii) certain other indebtedness to be agreed); provided that in any event prepayments or reductions, as applicable, shall be required to the extent that the Borrower or its subsidiaries enter into a credit agreement after the date hereof pursuant to which the Borrower or its subsidiaries obtains commitments for term loan facilities ( “Replacement Term Loan Facilities”) and/or revolving facilities ( “Replacement Revolving Loan Facilities”, collectively with any Replacement Term Loan Facilities, the “Replacement Facilities”) to fund a portion of the Transactions, in an amount equal to the aggregate amount of commitments under Replacement Term Loan Facilities in excess of $300 million and the aggregate amount of commitments under Replacement Revolving Loan Facilities which, when aggregated with any revolving commitments still outstanding under the Borrower’s existing revolving facility dated September 10, 2012, if any, at such time), is in excess of $350 million (which reductions and/or prepayments shall only reduce or prepay the commitments or Bridge Term Loans, as applicable, of JPMorgan Chase Bank, Bank of America, N.A., BTMU, U.S. Bank, Well Fargo Bank, National Association and such other Lenders, if any, who executed the Joinder Agreements (and who have a commitment in respect of the Loan Tranche pursuant to such Joinder Agreements), with such reductions and/or prepayments to be allocated pro rata based on their respective commitments as of the date of such reduction)); and

(c) 100% of the net cash proceeds from issuances of new equity or equity linked securities by the Borrower (other than net cash proceeds from equity issuances made pursuant to employee compensation plans or arrangements or pursuant to the Borrower’s dividend reinvestment plan).

Reductions or prepayments in respect of the Replacement Facilities shall be allocated first to the Loan Tranche and second to the Capital Markets Tranche. Reductions or prepayments in respect of the issuance of notes or other debt securities shall be allocated first to the Capital Markets Tranche and second to the Loan Tranche. All other reductions or prepayments shall be allocated ratably between the Capital Markets Tranche and the Loan Tranche.

For the avoidance of doubt the commitments in respect of the Bridge Term Loan Facility shall be reduced to zero upon the occurrence of the Expiration Date and/or immediately after the funding thereof on the Closing Date.

CONDITIONS PRECEDENT TO CLOSING DATE	Subject to the Limited Conditionality Provision, the closing and the initial extension of credit under the Bridge Term Loan Facility will solely be subject to the satisfaction of the conditions precedent as set forth in the Commitment Letter constituting Funding Conditions, including Exhibit B to the Commitment Letter.

REPRESENTATIONS AND WARRANTIES:	To be substantially the same as those contained in the Borrower’s Credit Agreement dated April 8, 2013 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto (as amended, supplemented or otherwise modified up to the date hereof, the “Existing Credit Agreement”) (including the exceptions and qualifications contained therein), modified as agreed for transactions of this type, which shall be limited to the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect; (vi) no material litigation (vii) compliance with contracts; (viii) ownership of property; (ix) insurance matters; (x) compliance with environmental laws; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries; (xiv) not engaging in the business of purchasing or carrying margin stock (other than repurchases by the Borrower of its own capital stock permitted by the Existing Credit Agreement); (xv) status under Investment Company Act; (xvi) solvency; (xvii) accuracy of disclosure; (xviii) use of proceeds; (xix) compliance with laws; (xx) intellectual property and (xxi) Patriot Act, sanctions, anti-corruption and anti-money laundering.

COVENANTS:	To be substantially the same as those contained in the Existing Credit Agreement (including the exceptions and qualifications contained therein), which shall be limited to the following: (i) delivery of financial statements, SEC filings, compliance certificates and other specified information, (ii) notices of default, litigation, governmental proceedings or investigations, which litigation, proceedings or investigations could reasonably be expected to have a material adverse effect, certain ERISA events and material changes in accounting or financial reporting practices; (iii) payment of certain obligations; (iv) preservation of existence; (v) maintenance of properties and insurance; (vi) compliance with laws; (vii) maintenance of books and records; (viii) inspection rights; (ix) use of proceeds; and (x) limitations on (A) investments (including loans and advances), (B) mergers and other fundamental changes, (C) sales and other dispositions of property or assets, (D) dividends and other distributions by the Borrower after the occurrence of an event of default, (E) changes in the nature of business, (F) transactions with affiliates, (G) use of proceeds (including use in compliance with Patriot Act, sanctions, anti-corruption and anti-money laundering laws, rules and regulations), (H) swaps and (I) liens and negative pledge clauses. On and after the Closing Date, the covenants shall prohibit (x) discretionary special dividends, discretionary special distributions and discretionary stock repurchases, in each case in the form of cash only, by the Borrower in excess of $25 million in the aggregate (it being understood the Borrower’s ordinary dividends and distributions and any increases thereof in each case approved by the board of directors of the Borrower shall not be subject to this limitation) and (y) the Borrower and its subsidiaries from entering into, after the Closing Date, acquisitions or acquisition agreements where the acquisition consideration is in the form of cash payable by the Borrower or its subsidiaries in an aggregate amount of all such transactions in excess of $25 million.

Financial covenants to be limited to the following:

•       Minimum Consolidated Fixed Charge Coverage Ratio (EBITDAR/Interest Expense plus Rental Expense, with financial definitions to be substantially the same as those contained in the Existing Credit Agreement except as otherwise agreed) of at least 2.5 to 1.0.

•       Maximum Consolidated Leverage Ratio (with financial definitions to be substantially the same as those contained in the Existing Credit Agreement except as otherwise agreed) not to exceed 4.25 to 1.00, with such ratio stepping down to:

(i) in the event the Closing Date is on or prior to May 15, 2016, 4.00 to 1.00 on December 31, 2016 and 3.75 to 1.00 on March 31, 2017 (with such final ratio applying for any fiscal quarter thereafter); or

(ii) in the event the Closing Date is after May 15, 2016, 4.00 to 1.00 on March 31, 2017 and 3.75 to 1.00 on June 30, 2017 (with such final ratio applying for any fiscal quarter thereafter).

Each of the ratios referred to above will be calculated on a consolidated basis as of the end of each consecutive four fiscal quarter period.

EVENTS OF DEFAULT:	To be substantially the same as those contained in the Existing Credit Agreement (including notice and cure rights provided therein), which shall be limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation (subject to grace periods as set forth in the Existing Credit Agreement); (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in excess of $50 million in principal amount; (v) bankruptcy and insolvency defaults (with a 60-day grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in excess of $50 million to the extent not covered by insurance and nonmonetary judgment defaults which could reasonably be expected to have a material adverse effect; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any material provisions of the loan documentation; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:

Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Bridge Term Loan Facility in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an event of default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term is defined in the Existing Credit Agreement) (and the Borrower’s consent will be deemed given if not expressly withheld within five business days). The consent of the Administrative Agent (not to be unreasonably withheld or delayed) will be required for any assignment of any outstanding Bridge Term Loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged to the assigning Lender or the assignee Lender, as such Lenders may agree, with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Bridge Term Loan Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to be agreed to the initial credit extension under the

Bridge Term Loan Facility, (ii) the amendment of pro rata sharing provisions, and (iii) the amendment of the voting percentages of the Lenders, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Bookrunner, the Lead Arrangers, any other agents acting in their capacity as such and each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Acquisition, the Bridge Term Loan Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (but in the case of attorney’s fees, expenses and charges, limited in the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties taken as a whole and, if reasonably necessary, one local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Parties) and settlement costs except (i) to the extent resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or material breach by such Indemnified Party of its obligations under the Bridge Term Loan Facility, in each case, as determined in a final, nonappealable judgment of a court of competent jurisdiction and (ii) those arising out of, or in connection with, any proceeding that does not involve any act or omission by the Borrower or any of its affiliates and that is brought by an Indemnified Party against any other Indemnified Party (except to the extent relating to such Indemnified Party acting in an agency or other representative capacity in connection with the Bridge Term Loan Facility). This indemnification shall survive and continue for the benefit of all such persons or entities.

The loan documentation shall contain a customary waiver and agreement by the parties not to assert claims for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the loan documents or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any loan or the use of the proceeds thereof; provided that nothing contained in such waiver and agreement not to assert shall limit the Borrower’s indemnity obligations to the extent set forth in such loan documents.

DEFAULTING LENDERS	The loan documentation shall contain customary “Defaulting Lender” provisions for transactions and facilities of this type.

EU BAIL-IN	The loan documentation shall contain customary language relating to the EU Bail-in regime to be mutually agreed.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

OTHER	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:

At the Borrower’s option, any Bridge Term Loan will bear interest at a rate equal to (i) LIBOR (which if less than zero shall be deemed to be zero) adjusted for applicable reserve requirements plus the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) JPMorgan Chase Bank’s prime rate, (b) the Federal Funds rate (which if less than zero shall be deemed to be zero) plus .50% and (c) one-month LIBOR plus 1.00%) plus the Applicable Margin.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the affected Lenders, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of event of default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject to the request of the Required Lenders).

DURATION FEES:

The Borrower shall pay non-refundable duration fees based on the following percentages of the aggregate principal amount of Loans outstanding on the dates below, each such duration fee to be payable on such applicable date:

90 days after the Closing Date: 0.50%

180 days after the Closing Date: 0.75%

270 days after the Closing Date: 1.00%

PERFORMANCE PRICING:	The Applicable Margin for LIBOR Loans shall be, at any time, the rate per annum set forth in the table below opposite the corporate credit rating of the Borrower by Standard & Poor’s Financial Services LLC or Moody’s Investors Service, Inc; provided that such amount shall increase by an additional 25 basis points at the end of each successive three month period after the Closing Date. In the case of a split rating, the higher rating will apply (provided further that if there is a difference of more than one ratings level, the level one lower than the higher rating will apply); if there is only one rating, such rating will apply; and if there is no rating, the lowest rating set forth below will apply; provided that if there is no rating as a result of both Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. (or their successors) ceasing to issue ratings generally, the rating in effect immediately prior to the Borrower no longer having a rating shall apply until the parties can agree on an alternative method of determining the Applicable Margin for LIBOR and Base Rate Loans (such ratings principles, the “Ratings Principles”). The Applicable Margin for Base Rate Loans shall be

1.00% per annum less than the Applicable Margin for LIBOR Loans in each category (but not less than zero).

Debt Rating	Applicable Margin for LIBOR Loans
A- / A3 or better	1.000%
BBB+ / Baa1	1.125%
BBB / Baa2	1.250%
BBB- / Baa3	1.500%
< BBB- / Baa3	1.750%

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy, liquidity, tax gross up, increased cost and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), in each case shall be substantially similar to those set forth in the Existing Credit Agreement.

EXPENSES:	The Borrower will pay all reasonable and invoiced out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable and invoiced legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Bridge Term Loan Facility is closed (it being understood and agreed that the Administrative Agent and the Lead Arrangers shall use a single transaction counsel in connection with the principal negotiation and documentation of the foregoing). The Borrower will also pay the reasonable and invoiced out-of-pocket expenses of the Administrative Agent and each Lender (including reasonable legal fees of counsel which shall be limited to legal fees of one primary counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected parties) in connection with the enforcement of any of the loan documentation.

EXHIBIT B

CONDITIONS

The availability of the Bridge Term Loan Facility shall be subject solely to the satisfaction of the following conditions and the other Funding Conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

1. Each party thereto shall have executed and delivered the Term Facility Documentation on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Borrower and the Commitment Parties, and the Commitment Parties shall have received:

a.	customary closing certificates and legal opinions from counsel to Borrower; and

b.	a certificate from the chief financial officer of Borrower, substantially in form of Exhibit C to the Commitment Letter, certifying that Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money other than (i) indebtedness in connection with the Existing Credit Agreement and that certain credit agreement dated September 10, 2012, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other agents party thereto (and in the case of each of the foregoing any refinancing or replacements thereof not in excess, in the case of any revolving facilities, of $800 million in the aggregate and in the case of term loan facilities, of $700 million in the aggregate), (ii) the Borrower’s existing 2.375% and 3.75% Notes due 2018 and 2023, respectively, (iii) the Bridge Term Loan Facility, (iv) indebtedness of the Target and its subsidiaries permitted under the Purchase Agreement, (v) indebtedness as to which the net proceeds have been used to fund a portion of the Acquisition and have reduced the commitments of the Commitment Parties in respect of the Bridge Term Loan Facility by a corresponding amount, (vi) indebtedness described on Schedule I hereto and (vii) other indebtedness to be agreed.

3. The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all material related documents shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto) dated January 26, 2016 provided to the Lead Arrangers is reasonably satisfactory to the Lead Arrangers. The Acquisition shall be consummated in all material respects in accordance with the Purchase Agreement, substantially concurrently with the initial funding of the Bridge Term Loan Facility, and no provision thereof shall have been amended or waived, and no consent or request shall have been given thereunder, by the Borrower or its affiliates, in any manner materially adverse to the interests of the Commitment Parties or the Lenders without the prior written consent of the Commitment Parties, not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any amendment to the definition of “Company Material Adverse Effect” in the Purchase Agreement shall be deemed material and adverse to the interests of the Commitment Parties and Lenders, (b) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition less than 10% shall be deemed not to be materially adverse to the interests of the Commitment Parties or the Lenders, so long as such decrease is allocated to reduce the Bridge Term Loan Facility on a dollar for dollar basis, and (c) any increase or decrease in the purchase price in respect of the Acquisition pursuant to any purchase price or similar adjustment provisions set forth in the Purchase Agreement (as in effect on the date hereof) shall not constitute an alteration, amendment, change, supplement, waiver, consent or other modification to the Purchase Agreement)).

4. The Specified Purchase Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of the Closing Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of such earlier date), in each case in the manner described in the fifth paragraph in the Commitment Letter.

5. The Expiration Date shall not have occurred.

6. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries and the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its subsidiaries and the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 40 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Borrower and/or the Target will be deemed to satisfy the foregoing requirements. As of the date hereof, the Commitment Parties acknowledge receipt of the following financial historical statements: the financial statements referred to in clause (a) with respect to the Borrower and its subsidiaries and the Target and its subsidiaries for the fiscal years ended December 31, 2012, 2013 and 2014, respectively and the financial statements referred to in clause (b) for the first, second and third fiscal quarters ended March 31, June 30 and September 30, 2015, respectively, of the Borrower and its subsidiaries and for the second and third fiscal quarters ended June 30 and September 30, 2015, respectively, of the Target and its subsidiaries.

7. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower and its subsidiaries as of and for the periods required to be presented under Article XI of Regulation S-X under the Securities Act of 1933, as amended, in connection with the financial statements delivered pursuant to paragraph 6 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income).

8. The Administrative Agent shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case that had been requested by the Commitment Parties and Lenders through the Administrative Agent in writing at least 5 business days prior to such required delivery date.

9. All fees and expenses due to the Commitment Parties and the Lenders pursuant to the Commitment Letter and Fee Letters, for which, in the case of expenses, an invoice has been received at least two business days prior to the Closing Date, shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Bridge Term Loan Facility.

10. The Lead Arrangers shall have received from or on behalf of the Borrower the historical and pro forma financial statements set forth in paragraphs 6 and 7 above, which shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3; provided that such financial statements for the Target and its subsidiaries shall meet the requirements of Rule 3-05 of Regulation S-X (without giving effect to Rule 3-05(b)(4) thereof) for a non-issuer entity whose financial statements are filed in a registration statement of the Borrower to permit a registration statement of the Borrower required to include such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the period set forth in the immediately following sentence. A period of no less than 15 business days from the date of delivery of the information required by this paragraph 10 to the Lead Arrangers shall have elapsed prior to the Closing Date (it being understood and agreed that the entirety of such 15 business day period shall commence not earlier than March 1, 2016).

SCHEDULE I

OTHER INDEBTEDNESS

1.	Yen-denominated term loan facility (¥2 billion) for Total System Services Holding Europe LP from Royal Bank of Scotland.

2.	Capital leases and purchase money financing obligations in the ordinary course of business.

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[●], 2016

Pursuant to Section [●] of the [Credit Agreement], dated as of [●], (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Total System Services, Inc., a Georgia corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned Chief Financial Officer of the Borrower hereby certifies on behalf of the Borrower and its Subsidiaries, in the undersigned’s capacity as an officer of the Borrower and not in any individual capacity, as follows:

As of the date hereof, after giving effect to the use of the proceeds of the Term Loans and the other Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent. As used in this paragraph, “Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, on any date of determination, that on such date (a) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they become absolute and matured, and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business, and are not about to engage in business, for which their property would constitute an unreasonably small capital, and (e) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent or otherwise, as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. It is assumed that the indebtedness and other obligations incurred on the date hereof under the Credit Agreement will come due on their respective stated maturities.

IT WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date set forth above.

Name:
Title:	Chief Financial Officer